Vertex Energy 8-K

Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

VERTEX ENERGY, INC.,

Vertex Energy OPERATING, LLC,

Vertex Refining NV, LLC,

Bango Oil, LLC

and

Safety-Kleen Systems, Inc.

dated as of

January 28, 2016

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Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Joinder Agreement

Exhibit C – Form of Off-take Agreement

Exhibit D – Property Description

Exhibit E – Form of Swap Agreement

Exhibit F – Form of Bill of Sale

Exhibit G – Form of Assignment and Assumption Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of January 28, 2016, is entered into by and among Safety-Kleen Systems, Inc., a Wisconsin corporation (“Buyer”), Vertex Energy, Inc., a Nevada corporation (“Vertex Energy”), Vertex Energy Operating, LLC, a Texas limited liability company (“Parent”), Vertex Refining NV, LLC, a Nevada limited liability company (“Vertex Refining”) and, immediately as of the effectiveness of the Joinder Agreement (as defined herein), Bango Oil, LLC, a Nevada limited liability company (“Bango Oil” and, together with Vertex Energy, Parent and Vertex Refining, each a “Seller Party” and, collectively, the “Seller Parties”). Capitalized terms used but not defined in the section where they first appear have the meanings ascribed to them elsewhere in this Agreement.

RECITALS

WHEREAS, Vertex Refining owns certain of the Purchased Assets as of the date hereof and, after exercising the Purchase Option (at which time Bango Oil will become a wholly-owned subsidiary of Vertex Refining and a Seller Party) and obtaining title to certain personal property located on or used at the Property, will, together with Bango Oil, own all of the Purchased Assets; and

WHEREAS, the Seller Parties wish to sell and assign to Buyer, and Buyer wishes to purchase from the Seller Parties the Purchased Assets, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Aggregate Share Value” has the meaning set forth in Section 6.16.

“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Section 2.01(e).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ix).

“Assumed Liabilities” has the meaning set forth in Section 2.02.

“Bango Lease” means the Lease with Option for Membership Interest Purchase, effective as of April 30, 2015, by and between Bango Oil, and Vertex Refining.

“Bango Oil” has the meaning set forth in the preamble.

“Bango Refining” means Bango Refining NV, LLC, a Delaware limited liability company and a wholly owned subsidiary of Omega, together with its Affiliates.

“Basket” has the meaning set forth in Section 8.04(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(vi).

“Business” means the operations conducted at the Property as of immediately prior to the Cessation Date or at any time thereafter which consist of the business of (1) operating an oil re-refinery and, in connection therewith, purchasing used lubricating oils and re-refining such oils into processed oils and other products for the distribution, supply and sale to end-customers and (2) the provision of related products and support services.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Boston, Massachusetts are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(a).

“Cash Escrow Amount” means the sum of One Million Five Hundred Thousand Dollars ($1,500,000) to be deposited with the Escrow Agent and held in escrow, to cover any potential Seller Party obligations under Section 2.05 and Section 8.02, pursuant to the Escrow Agreement.

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“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Cessation Date” means May 1, 2015, the date on which operations at the Property were discontinued.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Confirmation of Accredited Investor Status and Investor Representations” means a Confirmation of Accredited Investor Status and Investor Representations agreement executed by Buyer confirming Buyer’s status as an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933, as amended, and including other customary and standard confirmations regarding the Share Escrow Amount as Vertex Energy may reasonably request or require in order for Vertex Energy to confirm that an exemption from registration exists for the issuance of the Share Escrow Amount.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements or rights, whether written or oral.

“Deed” has the meaning set forth in Section 3.02(a)(i).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller Parties and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Effective Date” means the date of this Agreement, as set forth in the introductory paragraph hereto.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind on the use of a property or an asset, including any restriction on voting, transfer, receipt of income or exercise of any other attribute of ownership.

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“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for (in each case by a Seller Party) the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets and that exist or are available: (a) as of the date of this Agreement; and (b) in future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person (including relating to liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials (other than in compliance with applicable Environmental Law) on or from the Property; or (b) any non-compliance by a Seller Party (with respect to the Business, the Purchased Assets or the Assumed Liabilities) with any Environmental Law or with any term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance of the Business or any Seller Party with respect to the Business with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law which is necessary or required to operate the Business at the Property.

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“Equipment Leases” means the two Lease and Purchase Agreements, each made and entered into as of April 30, 2015 between Vertex Refining and each of Diatom Rail Park, LLC and RESC, LLC.

“Escrow Agent” means Branch Banking and Trust Company.

“Escrow Agreement” means the Escrow Agreement among Buyer, Parent and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit A.

“Escrow Amount” means the sum of the Cash Escrow Amount and the Share Escrow Amount, each to be deposited with the Escrow Agent and held in escrow, to cover any potential Seller Party obligations under Section 2.05 and Section 8.02, pursuant to the Escrow Agreement.

“Escrow Reference Price” means the ten-day volume weighted average of the regular session closing prices per share of the Vertex Common Stock on the NASDAQ Capital Market ending on and including the trading day immediately preceding the date of notice of a Direct Claim or Third Party Claim provided by a Buyer Indemnitee to the Seller Parties hereunder and under the Escrow Agreement and which Escrow Reference Price shall be set forth in such notice.

“Excluded Liabilities” has the meaning set forth in Section 2.03.

“Fraud” means, with respect to a party hereto, an actual and intentional fraud with respect to the making of the representations and warranties contained in this Agreement, provided, that such actual and intentional fraud shall exist with respect to a Seller Party if a person included within the definition of “Knowledge of Seller” had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by the Seller Parties pursuant to this Agreement were actually breached when made.

“Funds Flow Memorandum” means a fund flow memorandum, executed by Parent and provided to Buyer not less than three (3) Business Days prior to the Closing, indicating the exact amount payable to, and full and complete wire instructions for, each Person to whom any portion of the Purchase Price is to be paid pursuant to Section 2.04.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Joinder Agreement” means an agreement, in the form attached hereto as Exhibit B, to be executed by Bango Oil immediately following the effectiveness of Vertex Refining’s exercise of the Purchase Option, pursuant to which Bango Oil will become a party to this Agreement as a “Seller Party.”

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of a particular fact or other matter by each of the following Persons, in each case after conducting a reasonably appropriate review (and subsequent factual investigation) of the representations and warranties set forth in this Agreement and the Disclosure Schedules, as applicable: Benjamin P. Cowart, Alvaro Ruiz, Chris Carlson, Dave Peel, John Strickland, Paul Duff, Frank Lapin, Marty Wiler, and Jeffrey Bard (without, except in the event of fraud, imputing personal liability on the account of such persons).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (x) punitive damages, except, with respect to the Seller Parties, in the case of Fraud or to the extent actually awarded to a Governmental Authority or other third party or (y) any amounts in respect to consequential, incidental or indirect damages, except to the extent that (A) any such Losses are paid to a third party or (B) the applicable Indemnified Party would be able to recover such Losses under applicable general principles of contract law under the circumstances (e.g., reasonably foreseeable damages).

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or is reasonably likely to be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of any Seller Party to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, political, legal or regulatory conditions; (ii) any changes in financial or securities markets in general or any acts of God or any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities; (iii) any action required or permitted by this Agreement, except pursuant to Section 4.03 and Section 6.07, or any actions taken or not taken at the request of Buyer or its Affiliates; or (iv) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) or (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“NASDAQ Capital Market” means the NASDAQ Capital Market marketplace operated by The NASDAQ OMX Group, Inc.

“Off-Take Agreement” means the Base Oil Sales Agreement between the Buyer and Parent (or its Affiliate) in the form of Exhibit C attached hereto.

“Omega” means Omega Holdings Company, LLC, a Delaware limited liability company.

“Omega Note” means the Secured Promissory Note, dated as of May 2, 2014, as amended by a First Amendment dated as of January 7, 2015, issued by certain Affiliates of Omega in favor of Vertex Refining.

“Parent” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.04.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Property Lease” means the Personal Property Lease, dated as of April 30, 2015, among Vertex Refining, Louisiana LV OR LLC (formerly known as Omega Refining, LLC) and Bango Refining, LLC.

“Pre-Closing Certificate” has the meaning set forth in Section 2.05(b).

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“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Property” means, collectively: (i) the land situated in Churchill County, Nevada, commonly known as and numbered as parcels 1 and 2 as shown on the Parcel Map for Best Energy, LLC filed in the office of Churchill County Recorder on December 2, 2005, as File No. 377120, Official Records of Churchill County, Nevada, as described in more detail in Exhibit D; (ii) all buildings, structures, and improvements now thereon, and the fixtures and equipment used in connection therewith, including, without limitation, all equipment relating in any way to the oil re-refining and other operations conducted thereon, all heating equipment, hot water heaters, plumbing and bathroom fixtures, electric and other lighting fixtures, fences, gates, trees, shrubs, plants, and air conditioning equipment; (iii) all site plans, surveys, plans and specifications, and floor plans, in any Seller Party’s possession, which relate to such property, improvements and fixtures; and (iv) all easements, rights-of-way and other rights and privileges appurtenant thereto.

“Purchase Option” means the right of Vertex Refining to purchase all of the equity interests of Bango Oil pursuant to, and on the terms set forth in, the Bango Lease.

“Purchase Price” has the meaning set forth in Section 2.04.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remaining Share Value” has the meaning set forth in Section 6.16.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 6.06(a).

“Seller Parties” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(i).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Share Escrow Amount” means that number of shares of Vertex Common Stock equal to One Million Dollars ($1,000,000) divided by the Share Reference Price, rounded to the nearest whole share of Vertex Common Stock, to be deposited with the Escrow Agent and held in escrow, to cover any potential Seller Party obligations under Section 2.05 and Section 8.02, pursuant to the Escrow Agreement. The shares of Vertex Common Stock deposited into the escrow account with the Escrow Agent shall be registered in the name of Buyer and held in escrow pursuant to the terms of the Escrow Agreement.

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“Share Reference Price” means the volume weighted average of the regular session closing prices per share of the Vertex Common Stock on the NASDAQ Capital Market for the ten (10) consecutive trading days ending on and including the day immediately preceding the Closing Date.

“Swap Agreement” means the Used Oil Swap Agreement between the Buyer and Parent (or its Affiliate) in the form of Exhibit E attached hereto.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Deed, the Swap Agreement, the Off-Take Agreement, and the other agreements, instruments and documents required to be delivered hereunder at the Closing.

“Vertex Common Stock” means the common stock of Vertex Energy, par value $0.001 per share.

“Vertex Energy” has the meaning set forth in the preamble.

“Vertex Refining” has the meaning set forth in the preamble.

Article II
Purchase and Sale

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, (i) Vertex Refining shall cause Bango Oil to sell, assign, transfer, convey and deliver to Buyer by good and sufficient quitclaim deed, and Buyer shall purchase from Bango Oil, free and clear of any Encumbrances other than Permitted Encumbrances, a good and sufficient quitclaim deed, and recordable title, to the Property and (ii) Vertex Refining and Bango Oil shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from such Seller Parties, free and clear of any Encumbrances other than Permitted Encumbrances, all right, title and interest in all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other tangible personal property located at the Property and which are owned or leased by a Seller Party and which relate to or are used in connection with the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

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(a) all personal property at the Property claimed to be owned by Vertex Refining, all of which is listed in Section 2.01(a) of the Disclosure Schedules;

(b) all personal property leased by Vertex Refining under the Personal Property Lease, all of which is listed in Section 2.01(b) of the Disclosure Schedules;

(c) the rail facility and all equipment leased by Vertex Refining under the Equipment Leases, all of which is listed in Section 2.01(c) of the Disclosure Schedules;

(d) all parts and inventory used in connection with the Business, all of which are listed in Section 2.01(d) of the Disclosure Schedules; and

(e) the Contracts listed in Section 2.01(e) of the Disclosure Schedules and the Nevada Water Rights Permits Nos. 73000, 80156 and 71713, as described in more detail in items 20, 21 and 22 of Section 4.11(b) of the Disclosure Schedules (collectively, the “Assigned Contracts”).

Except for the Purchased Assets, all other rights and assets of the Seller Parties related to the Business shall be excluded from the transactions contemplated by this Agreement, shall not be transferred to Buyer, and shall be retained by the applicable Seller Party, including the following rights and assets: all cash and cash equivalents on hand at the time of the Closing, all member advances or notes receivable from any Seller Party (or an Affiliate thereof) to another Seller Party; all receivables, if any, generated by operation of the Business prior to the Closing; the equity or capital accounts of the Seller Parties, including their charter or Organizational Documents, minute books, equity ledger or record books, company seal and tax records; all claims and rights to receive Tax refunds, credits and benefits relating to the operation or ownership of the Business or the Purchased Assets for any Tax period ending on or prior to the Closing Date together with any net deferred Tax assets; any Seller Parties’ rights under this Agreement and the other Transaction Documents; all employee benefit plans, programs, arrangements and other commitments of the Seller Parties relating to employees of the Business, whether written or oral, express or implied and any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations under any such employee benefit plans; and all insurance policies and the rights and benefits thereunder (including any rights to proceeds thereof), regardless of whether a Seller Party is the owner or a beneficiary thereof, arising with respect to the operation of the Business prior to the Closing.

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Section 2.02 Assumed Liabilities. Buyer shall assume: (a) Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Seller Party on or prior to the Closing; (b) any and all Liabilities, obligations and costs that are necessary or required to bring the Property back into operational status, including, without limitation, related to the purchase and installation of a fire suppression system at the Property and the other matters set forth in Section 2.02 of the Disclosure Schedules, but not any obligation or Liability for any Seller Party’s noncompliance or violation of any Law prior to the Closing related thereto; and (c) any Liability or obligation with respect to any unprocessed wastewater located at the Property, including any Liability or obligation related to the storage, removal, clean up or transportation thereof (collectively, the “Assumed Liabilities”).

Section 2.03 Excluded Liabilities. Subject to the provisions of Section 2.02 but notwithstanding any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of any Seller Party or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Each Seller Party shall, and shall cause each of its respective Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) except as specifically provided in Section 6.14 hereof, any Liabilities of any Seller Party arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of any Seller Party (or any stockholder or Affiliate of any Seller Party) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of the Seller Parties pursuant to Section 6.14; or (iii) other Taxes of any Seller Party (or any stockholder or Affiliate of any Seller Party) of any kind or description (including any Liability for Taxes of any Seller Party (or any stockholder or Affiliate of any Seller Party) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(d) any Liabilities of any Seller Party for any present or former employees, officers, directors, retirees, independent contractors or consultants of any Seller Party, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

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(e) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of any Seller Party;

(f) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of any Seller Party (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(g) any Liabilities under any Contracts, except to the extent explicitly assumed pursuant to Section 2.02;

(h) any Liabilities associated with debt, loans or credit facilities of any Seller Party and / or the Business owing to financial institutions; and

(i) any Liabilities arising out of, in respect of or in connection with the failure by any Seller Party or any of their respective Affiliates to comply with any Law or Governmental Order.

Section 2.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be Thirty Five Million Dollars $35,000,000, subject to adjustment pursuant to Section 2.05 hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities. At the Closing, Buyer shall pay the Purchase Price, in the amounts and via the wire instructions indicated in the Funds Flow Memorandum, to the following Persons:

(a) To the Escrow Agent, the Escrow Amount, to be distributed subject to the terms of the Escrow Agreement and any outstanding claims thereunder, to satisfy any and all claims made by Buyer or any other Buyer Indemnitee against any Seller Party pursuant to Article VIII and any Seller Party obligations pursuant to Section 2.05;

(b) To Fox Encore 05, LLC, the amount, indicated in the Funds Flow Memorandum, necessary to permit Vertex Refining to exercise the Purchase Option;

(c) If applicable, to the applicable Affiliate of Bango Refining indicated in the Funds Flow Memorandum, the amount, indicated in the Funds Flow Memorandum, necessary to permit Vertex Refining to acquire clear title to any Purchased Assets still owned by Bango Refining;

(d) To the additional parties indicated in the Funds Flow Memorandum, the amount, indicated in the Funds Flow Memorandum, necessary to permit Vertex Refining to purchase the rail facility and all equipment leased by Vertex Refining under the Equipment Leases;

(e) To Houlihan Lokey and such other Representatives of the Seller Parties, the amounts indicated in the Funds Flow Memorandum;

(f) To the holders of any other Encumbrances (other than holders of any Permitted Encumbrances) existing as of the Closing Date, such amounts and to such Persons as necessary to remove all such Encumbrances (other than any Permitted Encumbrances);

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(g) Buyer shall withhold $100,000 of the Purchase Price, to be applied to the cost of obtaining water rights necessary for the operation of the Property; and

(h) To the Seller Party designee indicated in the Funds Flow Memorandum, the Purchase Price, less all amounts paid pursuant to Section 2.04(a) through Section 2.04(g).

Section 2.05 Purchase Price Adjustments.

(a) Water and sewer use charges, rent and additional rent, common area maintenance payments, real estate taxes for the then current year, and other utilities and operating expenses agreed to by Buyer, in each case relating to the Property, shall be apportioned as of the Closing Date and the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price payable by Buyer at the time of Closing. At the time of the Closing, the Seller Parties shall credit Buyer for any deposits or any prepaid amounts. If the amount of the real estate taxes assessed against the Property is not known at the time of the Closing, or if the Property is assessed together as part of a larger parcel, taxes shall be apportioned on the basis of the taxes assessed for the preceding year (with all land, in the case of the Property assessed as part of a larger parcel, being valued equally), with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between Buyer and the Seller Parties, provided that no party shall be obligated under this Section 2.05(a) to institute or prosecute proceedings for an abatement unless otherwise agreed.

(b) No less than four (4) Business Days prior to the Closing, Parent shall deliver to Buyer a certificate (the “Pre-Closing Certificate”) setting forth Parent’s best estimate of each amount specified in Section 2.05(a). Buyer shall review such figures with Parent prior to the Closing and Parent shall in good faith consider and make any appropriate changes that may be requested by Buyer through and including the day before the Closing Date. The amount of the Purchase Price paid at the Closing shall be adjusted based on such figures agreed to by Parent and Buyer. Not later than sixty (60) days following the Closing Date, Buyer shall provide Parent with written notification if it determines that any of the foregoing amounts were inaccurate as of the Closing Date. In the event that such notice is provided and Parent does not object thereto, a true-up payment shall be made by Parent to Buyer, or from Buyer to Parent, as applicable, within fifteen (15) Business Days following receipt of such notice. In the event Parent objects to Buyer’s calculations hereunder of any post-Closing adjustment to the Purchase Price, Parent shall provide Buyer with written notice thereof with the fifteen (15) Business Day period referenced above. Parent and Buyer shall attempt to resolve any such dispute over the amount of the adjustment to the Purchase Price hereunder in good faith.

Section 2.06 Withholding Tax; Allocation. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer reasonably determines it is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the Seller Parties hereunder.

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The parties shall allocate the consideration paid hereunder (including the Assumed Liabilities to the extent required by applicable Law) separately among the Purchased Assets in accordance with the fair market value of the underlying assets, which shall be determined consistent with all applicable financial reporting requirements and based on the results of an independent valuation. Unless otherwise required by applicable Law, Buyer and the Seller Parties agree to utilize such values for all Tax purposes, including for purposes of filing IRS Form 8594 and all other Tax Returns filed by each of them. None of the parties will voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any Action or otherwise with respect to such Tax Returns. The parties each agree to provide the other promptly with any other information required to complete Form 8594.

Section 2.07 Third Party Consents. To the extent that Seller Party’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and each Seller Party, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, each Seller Party, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.07 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Article III
Closing

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Davis, Malm & D’Agostine, P.C., One Boston Place, 37th Floor, Boston, MA 02108, or by remote exchange of executed documents with originals to follow by overnight courier, at 10:00AM Eastern time, on the first Friday following the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Parent and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

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Section 3.02 Closing Deliverables.

(a) At the Closing, the Seller Parties shall deliver to Buyer the following:

(i) a quitclaim deed with respect to the Property, in form and substance reasonably satisfactory to Buyer (each, a “Deed”) and duly executed and notarized by Bango Oil;

(ii) an owner’s title insurance policy with respect to the Property (at the Seller Parties’ expense), issued by a nationally recognized title insurance company reasonably acceptable to Buyer, written as of the Closing Date, insuring Buyer in such amounts and together with such endorsements, and otherwise in such form, as Buyer shall, in its sole discretion, require. Such title insurance policy shall insure fee simple title to the Property, free and clear of all Encumbrances other than Permitted Encumbrances and those listed on Section 4.06(a)(i) of the Disclosure Schedules;

(iii) an appropriately certified ALTA/ACSM Land Title Survey (at the Seller Parties’ expense) showing no Encumbrances other than the Permitted Encumbrances and those listed on Section 4.06(a)(i) of the Disclosure Schedules, and otherwise in form and substance reasonably satisfactory to Buyer, for the Property;

(iv) the Joinder Agreement executed by Bango Oil;

(v) the Escrow Agreement duly executed by Parent;

(vi) the Swap Agreement duly executed by Parent (or its Affiliate);

(vii) the Off-Take Agreement duly executed by Parent (or its Affiliate);

(viii) a bill of sale in the form of Exhibit F hereto (the “Bill of Sale”) and duly executed by each applicable Seller Party, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ix) an assignment and assumption agreement in the form of Exhibit G hereto (the “Assignment and Assumption Agreement”) and duly executed by each applicable Seller Party, effecting the assignment to and assumption by Buyer of the Assigned Contracts;

(x) a legal opinion from the Seller Parties’ counsel regarding authority of the Seller Parties and enforceability of the Transaction Documents;

(xi) the Seller Closing Certificate;

(xii) the certificates of the Secretary or Assistant Secretary (or other appropriate officer) of each Seller Party required by Section 7.02(j) and Section 7.02(k);

(xiii) the Funds Flow Memorandum, duly executed by the Seller Parties; and

(xiv) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Parent (or such other Persons as are designated by Parent) the following:

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(i) the Purchase Price less the Escrow Amount;

(ii) the Escrow Agreement duly executed by Buyer;

(iii) the Assignment and Assumption Agreement duly executed by Buyer; and

(iv) the Buyer Closing Certificate.

(v) the Swap Agreement duly executed by Buyer;

(vi) the Off-Take Agreement duly executed by Buyer;

(vii) the certificate of the Secretary or Assistant Secretary (or other appropriate officer) of Buyer required by Section 7.03(g);

(viii) two original medallion guaranteed stock powers relating to the shares of Vertex Common Stock deposited into the Escrow Account; and

(ix) the Confirmation of Accredited Investor Status and Investor Representations executed by Buyer.

(c) At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

Article IV
Representations and warranties of seller PARTIES

Except as set forth in Disclosure Schedules, each Seller Party, jointly and severally, represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller Parties. Each Seller Party is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has full corporate or other power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as conducted as of immediately prior to the Cessation Date. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Bango Oil and Vertex Refining is licensed or qualified to do business, and each of Bango Oil and Vertex Refining is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets owned by it or the operation of the Business as currently conducted by it makes such licensing or qualification necessary.

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Section 4.02 Authority of Seller Parties. Each Seller Party has (or, in the case of Bango Oil, will have, as of immediately prior to the Closing) full corporate or other power and authority to enter into this Agreement and the other Transaction Documents to which such Seller Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller Party of this Agreement and any other Transaction Document to which such Seller Party is a party, the performance by each Seller Party of its obligations hereunder and thereunder and the consummation by each Seller Party of the transactions contemplated hereby and thereby have been (or, in the case of Bango Oil, will be as of immediately prior to the Closing) duly authorized by all requisite corporate or other action on the part of such Seller Party. This Agreement has been (or, in the case of Bango Oil, will be, immediately upon execution of the Joinder Agreement) duly executed and delivered by each Seller Party, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes (or, in the case of Bango Oil, will constitute, as of immediately prior to the Closing) a legal, valid and binding obligation of each Seller Party enforceable against such Seller Party in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (including the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing). When each other Transaction Document to which any Seller Party is or will be a party has been duly executed and delivered by such Seller Party (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller Party enforceable against it in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (including the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing).

Section 4.03 No Conflicts; Consents. Except as set forth in Section 4.03 of the Disclosure Schedules, the execution, delivery and performance by each Seller Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any Seller Party; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller Party, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which any Seller Party is a party or by which any Seller Party or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth in Section 4.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller Party in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 4.04 Title to Purchased Assets. As of immediately prior to the Closing but after taking into account the payments contemplated by the Funds Flow Memorandum, the Seller Parties have good and valid title to all of the Purchased Assets. All such Purchased Assets are free and clear of Encumbrances except for the following (items (b) through (e) below, along with the items set forth in Section 4.06(a)(i) of the Disclosure Schedules are referred to collectively as “Permitted Encumbrances”):

(a) those items set forth in Section 4.04 of the Disclosure Schedules;

(b) Encumbrances resulting from the actions of Buyer and its Affiliates;

(c) liens for Taxes not yet due and payable;

(d) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or

(e) easements, rights of way, zoning ordinances, entitlements, land use regulations and other similar encumbrances affecting the Property which are not violated by the use of the Property as of immediately prior to the Cessation Date and such other imperfections in title, charges, easements, restrictions, encumbrances and matters which are not, individually or in the aggregate, material to the Business or the Purchased Assets, and which do not prohibit or interfere with the operation of the Property as of immediately prior to the Cessation Date or which do not render title to the Property unmarketable.

Section 4.05 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair, normal wear and tear excepted and are, taken as a whole, adequate for the uses to which they are being put, and, except as set forth on Section 2.02 of the Disclosure Schedules, none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth on Section 2.02 of the Disclosure Schedules, the Purchased Assets are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as conducted as of immediately prior to the Cessation Date and constitute all of the fixtures, equipment and personal property that was necessary to conduct the Business as of such date.

Section 4.06 The Property

(a) The Seller Parties have delivered to Buyer copies of the deeds and other instruments (as recorded) in their possession by which Bango Oil acquired the Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of any Seller Party with respect to such parcel. With respect to the Property:

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(i) Bango Oil has good and marketable fee simple title, free and clear of all Encumbrances, except (A) Permitted Encumbrances and (B) those Encumbrances set forth on Section 4.06(a)(i) of the Disclosure Schedules;

(ii) except for the Bango Lease or as set forth on Section 4.06(a)(ii) of the Disclosure Schedules, no Seller Party has leased or otherwise granted to any Person the right to use or occupy the Property or any portion thereof; and

(iii) except for the Bango Lease, there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase the Property or any portion thereof or interest therein.

(b) Except as set forth on Section 4.06(b) of the Disclosure Schedules, no Seller Party has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Property, (ii) existing, pending or, to the Knowledge of Seller, threatened condemnation proceedings affecting the Property, or (iii) existing, pending or, to the Knowledge of Seller, threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Property as operated as of immediate prior to the Cessation Date.

Section 4.07 Contracts. Section 4.07 of the Disclosure Schedules lists each material Contract under which maintenance, repair, upkeep or similar services are as of the date hereof, or were as of immediately prior to the Cessation Date, provided in connection with the Property.

Section 4.08 Insurance. Section 4.08 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by any Seller Party or their respective Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for each Seller Party since January 1, 2013. Except as set forth on Section 4.08 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither any Seller Party nor any of their respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such currently outstanding Insurance Policies. All premiums due on such currently outstanding Insurance Policies have either been paid or, if not yet due, accrued. All such currently outstanding Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms (except that such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and by general principals of equity, including the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealings); and (b) have not been subject to any lapse in coverage. No Seller Party nor or any of their respective Affiliates is in default in any material respect, of any provision contained in any such currently effective Insurance Policy. True and complete copies of such currently outstanding Insurance Policies have been made available to Buyer.

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Section 4.09 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.09(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by any Seller Party (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.09(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.10 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.10(a) of the Disclosure Schedules, each Seller Party has complied, and is now complying, with all Permits and Laws applicable to the conduct of the Business as conducted as of immediately prior to the Cessation Date or the ownership and use of the Purchased Assets, except to the extent relating to the failure of the existing fire suppression system located at the Property to be in compliance with applicable codes, the remediation of which Buyer acknowledges shall be its sole responsibility following the Closing.

(b) All Permits required for the Seller Parties to conduct the Business as conducted as of immediately prior to the Cessation Date or for the ownership and use of the Purchased Assets have been obtained by Bango Oil or the other applicable Seller Party and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.10(b) of the Disclosure Schedules lists all current Permits issued to Bango Oil or another Seller Party which are related to the conduct of the Business as conducted as of immediately prior to the Cessation Date or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. Except as set forth on Section 4.03 of the Disclosure Schedules, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.10(b) of the Disclosure Schedules.

Section 4.11 Environmental Matters.

(a) Except as set forth in Section 4.11(a) of the Disclosure Schedules, (i) the operations of the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws, and (ii) no Seller Party has received from any Person, with respect to the Business or the Purchased Assets, any: (A) Environmental Notice or Environmental Claim; or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

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(b) Except as set forth in Section 4.11(b) of the Disclosure Schedules, Bango Oil or the other applicable operator of the property, as applicable, has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.11(b) of the Disclosure Schedules) necessary for the conduct of the Business as conducted as of immediately prior to the Cessation Date or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Bango Oil through the Closing Date in accordance with Environmental Law, and no Seller Party has Knowledge of any condition, event or circumstance that might prevent or impede in any material respect, after the Closing Date, the conduct of the Business as conducted as of immediately prior to the Cessation Date or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, except for the required actions set forth on Section 4.03 of the Disclosure Schedules, no Seller Party has Knowledge of any condition, event or circumstance that might prevent or impede in any material respect the transferability of the same, and no Seller Party has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) None of the Business or the Purchased Assets is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets which has not been remedied prior to the date hereof, and no Seller Party has received an Environmental Notice that any of the Business or the Purchased Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which is reasonably likely to be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller Party.

(e) Section 4.11(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks located at the Property.

(f) Section 4.11(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Bango Oil or Vertex Refining, as applicable, and any predecessors in connection with the Business or the Purchased Assets as to which such Seller Party may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Seller Party has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Bango Oil.

(g) Except as provided in the Bango Lease, Bango Oil has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law and, following exercise of the Purchase Option, no such liabilities will be retained or assumed by Bango Oil.

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(h) The Seller Parties have provided or otherwise made available to Buyer and listed in Section 4.11(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets prepared within the five year period preceding the date of this Agreement and which are in the possession or control of any Seller Party related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents generated within the five year period preceding the date of this Agreement concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) No Seller Party has Knowledge of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that is reasonably likely to, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as carried out as of immediately prior to the Cessation Date.

(j) No Seller Party owns or controls any Environmental Attributes related to the Business or the Property.

Section 4.12 Taxes.

(a) All Tax Returns required to be filed by any Seller Party for any Pre-Closing Tax Period have been, or will be, timely filed, determined with regard to any timely extensions. Such Tax Returns are, or will be, true, complete and correct in all respects when filed. All Taxes due and owing by any Seller Party (whether or not shown on any Tax Return) have been, or will be, timely paid, determined with regard to any timely extensions.

(b) All deficiencies asserted, or assessments made, against any Seller Party prior to the date hereof as a result of any examinations by any taxing authority have been fully paid.

(c) No Seller Party is a party to any Action by any taxing authority. There are no pending or, to the Knowledge of Seller, threatened Actions by any taxing authority.

(d) There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any of the Purchased Assets nor, to the Knowledge of Seller, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(e) No Seller Party is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

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Section 4.13 Brokers. Except for Houlihan Lokey, whose fees are the sole responsibility of the Seller Parties, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller Party.

Section 4.14 Disclosure. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES EXPRESSLY SET FORTH IN ARTICLE IV HEREOF, AS QUALIFIED BY THE DISCLOSURE SCHEDULES CORRESPONDING THERETO, NO SELLER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY SELLER PARTY, THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR ANY OF THEIR ASSETS, LIABILITIES OR OPERATIONS.

Section 4.15 Full Disclosure. No representation or warranty by any Seller Party in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V
Representations and warranties of buyer

Buyer represents and warrants to each Seller Party that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Wisconsin and is qualified and in good standing in every other jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a materially adverse effect on Buyer or its business.

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Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each Seller Party) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (including the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (including the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing).

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price, perform its obligations hereunder and otherwise consummate the transactions contemplated by this Agreement.

Section 5.06 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

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Article VI
Covenants

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), each Seller Party shall, to the extent within its control, (x) maintain the Property and the other Purchased Assets consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and goodwill. Without limiting the foregoing, from the date hereof until the Closing Date, each Seller Party shall, to the extent within its control:

(a) preserve and maintain all Permits required for the conduct of the Business as conducted as of immediately prior to the Cessation Date or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of such Seller Party with respect to the Business when due;

(c) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) perform in all material respects all of its obligations under all Assigned Contracts; and

(f) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets.

Section 6.02 Access to Information. From the date hereof until the Closing, each Seller Party shall, to the extent within its control and, to the extent reasonably practicable cause Bango Oil to (a) afford Buyer and its Representatives full access, at reasonable times and upon reasonable notice, to and the right to inspect all of the Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Seller Parties to cooperate in all reasonable respects with Buyer in its investigation of the Business. Without limiting the foregoing, the Seller Parties shall, to the extent within their control and, to the extent reasonably practicable, cause Bango Oil to, permit Buyer and its Representatives to conduct environmental due diligence of the Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Property. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the Business or any other businesses of Bango Oil. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller Party in this Agreement. Notwithstanding the foregoing, no Seller Party shall be required to disclose any information to Buyer if such disclosure would, in such Seller Party’s reasonable determination (i) jeopardize any attorney-client or other similar privilege or (ii) contravene any applicable Law or fiduciary duty entered into prior to the date hereof.

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Section 6.03 No Solicitation of Other Bids.

(a) No Seller Party shall, or shall authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller Party shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 6.03, each Seller Party shall promptly (and in any event within three Business Days after receipt thereof by such Seller Party or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal.

(c) Each Seller Party agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, the Seller Parties shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or is reasonably likely to be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or is reasonably likely to be expected to result in, any representation or warranty made by any Seller Party hereunder not being true and correct or (C) has resulted in, or is reasonably likely to be expected to result in, the failure of any of the conditions set forth in Section 7.01 or Section 7.02 to be satisfied;

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(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.09 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller Party in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Confidentiality. From and after the Closing, each Seller Party shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Seller Party can show that such information (a) is generally available to and known by the public through no fault of any Seller Party, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by a Seller Party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller Party shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller Party is advised by its counsel in writing is legally required to be disclosed, provided that such Seller Party shall use at Buyer’s expense reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The parties hereto agree that the Confidentiality Agreement entered into by Clean Harbors, Inc. (Buyer’s Affiliate) and Vertex Refining as of September 21, 2015 is and shall remain in full force and effect if this Agreement is terminated prior to a Closing.

Section 6.06 Non-Solicitation

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), no Seller Party shall, or shall permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.06(a) shall prevent a Seller Party or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

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(b) Each Seller Party acknowledges that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c) Each Seller Party acknowledges that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.07 Governmental Approvals and Consents

(a) Each party, to the extent within its control, hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Seller Parties, to the extent within their control, shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

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(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all commercially reasonable efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party hereto before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between any Seller Party or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, is reasonably likely to be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(f) Seller shall take all such commercially reasonable actions as are requested by Buyer after the date hereof (including before and after the Closing) in connection with the transfer, assignment and/or reissuance of any Permits that are necessary for Buyer to conduct the Business as conducted by Bango Oil as of immediately prior to the Cessation Date, including filing any applications, documents or instruments reasonably required by Buyer prior to the Closing in connection therewith.

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Section 6.08 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by any Seller Party prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i) retain any Books and Records in its possession relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Buyer; and

(ii) upon reasonable notice, to the extent not a violation of applicable Law, afford the Seller Parties’ Representatives reasonable access (including the right to make, at the Seller Parties’ expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, each Seller Party shall:

(i) retain the books and records of such Seller Party which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, to the extent not a violation of applicable Law, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor any Seller Party shall be obligated to provide the other party with access to any books or records pursuant to this Section 6.08 where such access would (i) jeopardize any attorney-client or other similar privilege or (ii) contravene any applicable Law or fiduciary duty entered into prior to the date hereof.

Section 6.09 Trade Payables From the date hereof until the Closing, all Seller Parties shall, in the ordinary course, pay all trade payables of a Seller Party that relate in any way to the Business.

Section 6.10 Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11 Post-Closing Operational Assistance To the extent that, following the Closing, Buyer requires operational assistance from any Seller Party or any employees of Seller Party that previously provided services with respect to the Business, Buyer and the applicable Seller Party shall negotiate in good faith to agree upon terms (including fees) under which such Seller Party will provide such assistance to Buyer.

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Section 6.12 Public Announcements. Unless otherwise required by applicable Law (including the rules and regulations of the Securities and Exchange Commission) or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.13 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of any Seller Party to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

Section 6.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Seller Parties when due. Each Seller Party shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other parties hereto shall cooperate with respect thereto as necessary).

Section 6.15 Tax Clearance Certificates. If applicable and if requested by Buyer, each applicable Seller Party shall notify all of the taxing authorities in the jurisdictions that impose Taxes on such Seller Party or where such Seller Party has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of any Seller Party. If any taxing authority asserts that any Seller Party is liable for any Tax, such Seller Party shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.16 Share Escrow True-Up. On June 30 and December 31 of each year during which any Vertex Common Stock is held by the Escrow Agent pursuant to the Escrow Agreement and this Agreement, Parent shall deliver to Buyer a statement indicating the value of the all such stock so held by the Escrow Agent, calculated by multiplying the number of shares of such stock by the Escrow Reference Price as of such date (the “Aggregate Share Value”). If, on any such calculation date, the Aggregate Share Value is less than the difference between One Million Dollars ($1,000,000) and the value of any Vertex Common Stock distributed to Buyer by the Escrow Agent (valued as of the date of distribution) (the “Remaining Share Value”), Parent shall deposit with the Escrow Agent additional shares of Vertex Common Stock sufficient (as valued as of the date of such deposit) to restore the Aggregate Share Value to the Remaining Share Value.

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Section 6.17 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.18 Employment Matters.

(a) Effective as of the Closing, Buyer agrees to make offers of employment to all persons who are employees of the Seller Parties with respect to the Business and who are identified on Section 6.18 of the Disclosure Schedules (each such employee who accepts such Buyer’s offer shall be known as a “Transferred Employee”), it being understood that Buyer’s offer of employment shall not (except if listed on such section of the Disclosure Schedule) include any person who is not a dedicated employee of the Business. Buyer’s offer of employment shall be at-will and on such continued terms of employment as are similar in all material respects to similarly situated employees of Buyer.

(b) The Seller Parties (i) shall pay all wages of all of the employees of the Business earned or accrued through and including the Closing Date, including any bonuses and commissions earned (or earned subject only to the passage of time) and (ii) shall be responsible for, in accordance with the terms and conditions of such benefits, all employee benefits of all of its employees earned or accrued through the Closing Date, including accrued sick time, personal time, vacation, sabbaticals or disability pay.

(c) Buyer shall use commercially reasonable efforts to (i) have any applicable eligibility period and any preexisting conditions limitations waived with respect to any health and welfare benefit plans offered to Transferred Employees, other than limitations or waiting periods that are already in effect with respect to such Transferred Employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Transferred Employees immediately prior to the Closing Date and (ii) provide each Transferred Employee full credit for his or her prior service with the applicable Seller Party for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or nonqualified retirement or profit sharing plans created or maintained by Buyer in which the Transferred Employee may be eligible to participate and “cafeteria plans” (as defined in IRC section 125), vacation plans and similar arrangements created or maintained by Buyer in which such Transferred Employees may be eligible to participate (but no benefits shall accrue for Transferred Employees for such prior service time). Notwithstanding the foregoing, except to the extent otherwise specifically provided by applicable Law, (x) the Transferred Employees must meet the service requirements (recognizing past service credit given herein) and other eligibility criteria under Buyer’s plans and complete any enrollment documents and (y) nothing in this Agreement affects Buyer’s ability to amend or terminate Buyer’s employee benefits at any time, in its sole discretion.

(d) No employee of the Business (including any Transferred Employee) shall be entitled to any rights of enforcement or otherwise under this Section 6.15.

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Article VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The Seller Parties shall have received all consents, authorizations, orders and approvals from the Governmental Authorities and other third parties referred to in Section 7.01(b) of the Disclosure Schedules in form and substance reasonably satisfactory to Buyer and Parent, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Seller Parties contained in Section 4.01 and Section 4.13, the representations and warranties of the Seller Parties contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Seller Parties contained in Section 4.01 and Section 4.13 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b) Each Seller Party shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or any Seller Party, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 7.01(b) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, is or are reasonably likely to be expected to result in a Material Adverse Effect.

(f) Each applicable Seller Party shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(g) All Encumbrances, including those listed in Section 4.04 of the Disclosure Schedules, relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and the Seller Parties shall have delivered to Buyer written evidence, in form reasonably satisfactory to Buyer, of the release of such Encumbrances.

(h) The Seller Parties shall have delivered to Buyer written evidence, in form reasonably satisfactory to Buyer, that, effective as of immediately prior to the Closing: (A) Vertex Refining has exercised the Purchase Option and acquired good and clean title to all issued and outstanding equity interests in Bango Oil; and (B) the Seller Parties have acquired good and clean title to all of the Purchased Assets that were previously leased by Vertex Refining under the Personal Property Lease and the Equipment Leases and in which Vertex Refining had a security interest pursuant to the Secured Promissory Note.

(i) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller Party, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller Party certifying that attached thereto are true and complete copies of all resolutions adopted by the members, managers and board of directors, as applicable, of each Seller Party authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller Party certifying the names and signatures of the officers of each Seller Party authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(l) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that no Seller Party is a foreign person within the meaning of Section 1445 of the Code duly executed by each Seller Party.

(m) Each Seller Party shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to the Seller Parties duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(e) Buyer shall have delivered the Purchase Price to the Persons specified in Section 2.04 in the amounts specified in such section.

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(f) The Seller Parties shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g) The Seller Parties shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h) Buyer shall have delivered to the Seller Parties such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.04, Section 4.13, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely, and (ii) and Section 4.12 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days. All covenants and agreements of the parties contained herein shall survive the Closing for the full period of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) plus 90 days or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller Parties. Subject to the other terms and conditions of this Article VIII, each Seller Party shall jointly and severally indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

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(a) any inaccuracy in or breach of any of the representations or warranties of any Seller Party contained in this Agreement (as qualified by the corresponding section of the Disclosure Schedule), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller Party pursuant to this Agreement;

(c) any Excluded Liability, including any Liability of any nature, other than any Assumed Liability, relating to any Purchased Asset to the extent existing as of the Closing Date or to the extent relating to any fact or circumstance in existence as of the Closing Date;

(d) any Liability relating to the removal of any Encumbrance (other than Permitted Encumbrances) existing on any Purchased Asset, to the extent not terminated as of the Closing Date pursuant to Section 2.04; or

(e) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of any Seller Party or any of its respective Affiliates (other than the Purchased Assets or Assumed Liabilities) to the extent conducted, existing or arising on or prior to the Closing Date.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each Seller Party and its respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, such Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 8.04 Certain Limitations. The indemnification obligations provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

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(a) The Seller Parties shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds Two Hundred Seventy-Five Thousand Dollars ($275,000) (the “Basket”), in which event the Seller Parties shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Seller Parties shall be liable pursuant to Section 8.02(a) shall not exceed 15% of the Purchase Price (the “Cap”); provided, however, except in the event of Fraud, in no event shall the aggregate liability of the Seller Parties for all indemnification obligations hereunder exceed the amount of the Purchase Price.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.04, Section 4.12, Section 4.13, Section 5.01, Section 5.02 and Section 5.03.

(d) Solely for purposes of calculating the amount of Losses under this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) The amount of any indemnity obligation of any Indemnifying Party to the Indemnified Parties provided in this Agreement shall be computed net of any insurance proceeds actually received by an Indemnified Party (net of any deductible amounts, increases in premiums and costs and expenses incurred with respect to such insurance claims) in connection with or as a result of any claim giving rise to an indemnification claim hereunder. If the indemnity amount is paid to the Indemnified Parties by any Indemnifying Party prior to the Indemnified Party’s actual receipt of insurance proceeds related thereto, the Indemnified Party shall, if permissible by the terms of the applicable policy, assign its right to such insurance and allow the Indemnifying Party to pursue collection of such insurance proceeds or, if such payment has been made by any of the Indemnifying Parties, and an Indemnified Party subsequently receives such insurance proceeds, then the Indemnified Party shall promptly pay to the Indemnifying Party (or its designee) the amount of such insurance proceeds subsequently received (net of all related costs, expenses and other Losses), but not more, in the aggregate, than the indemnity amount paid by the Indemnifying Party. Notwithstanding the foregoing, no Indemnified Party shall be required to (i) pursue such insurance prior to seeking indemnification under this Article VIII or (ii) commence litigation to recover proceeds under such insurance policies if it is unreasonable do so.

(f) The amount of any indemnity provided in this Agreement shall be reduced (but not below zero) by the amount of any reduction in Taxes actually paid or payable by any Indemnified Party during the Tax year of the applicable Loss (with respect to such Loss) as a result of the matter giving rise to such indemnity claim.

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Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller Party, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification (to the extent such Third Party claim involves a matter for which indemnification is available hereunder) for any and all Losses based upon, arising from or relating to such Third Party Claim. The Seller Parties and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or is finally adjudicated to be payable pursuant to this Article VIII (but subject to the limitations contained in Article VIII), the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication (i) first (if applicable), by wire transfer of immediately available funds from the Cash Escrow Amount, (ii) second (if applicable), if all of the Cash Escrow Amount has previously been distributed, through release of a portion of the Share Escrow Amount, and (iii) third, if the Escrow Amount has been previously distributed or is not otherwise sufficient, by wire transfer of immediately available funds from the applicable Indemnifying Party. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to six percent (6%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed. For all purposes of this Section 8.06 (including in connection with the payment or satisfaction of any indemnification of the Buyer Indemnitees for such Losses set forth in Section 8.02 of this Agreement), to the extent such shares of Vertex Common Stock and not cash are used by the Seller Parties to satisfy any indemnity claims for Losses under Section 8.02 of this Agreement of the Buyer Indemnitees hereunder, the per share value of the Vertex Common Stock deposited as part of the Escrow Amount shall be equal to the Escrow Reference Price so that each share of Vertex Common Stock used to satisfy any indemnity claims of the Buyer Indemnitees shall represent a dollar value equal to the Escrow Reference Price.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

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Section 8.09 Exclusive Remedies. Subject to Section 6.06 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Article IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and Buyer;

(b) by Buyer by written notice to Parent if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the applicable Seller Party within ten (10) days of Parent’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 29, 2016 unless such failure shall be principally due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Parent by written notice to Buyer if:

(i) No Seller Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Parent; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 29, 2016 unless such failure shall be principally due to the failure of any Seller Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

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(d) by Buyer or Parent in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Section 6.05 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful or intentional breach of or non-compliance with any provision hereof.

Article X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that the Seller Parties shall pay all amounts payable to Houlihan Lokey.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

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If to any Seller Party:	Vertex Energy Operating, LLC 1331 Gemini Street, Suite 250 Houston, TX 77058 Facsimile: (281) 486-0217 E-mail: benc@vertexenergy.com Attention: Benjamin P. Cowart, Chief Executive Officer

with a copy to:	Reinhart Boerner Van Deuren S.C. 100 North Water Street, Suite 1700 Milwaukee, WI 53202 Facsimile: 414-298-8097 E-mail: treardon@reinhartlaw.com Attention: Timothy P. Reardon, Esq.

If to Buyer:	42 Longwater Drive P.O. Box 9149 Norwell, MA 02061-9149 Facsimile: (781) 792-5900 E-mail: weberb@cleanharbors.com and mcdonaldm@cleanharbors.com Attention: Brian Weber and Michael McDonald, Esq.

with a copy to:	Davis, Malm & D’Agostine, P.C.
One Boston Place, 37th Floor
Boston, MA 02108
Facsimile: (617) 305-3103
E-mail: cmalm@davismalm.com and
djanis@davismalm.com
Attention: C. Michael Malm, Esq. and Daniel
T. Janis, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(c), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents (along with the Confidentiality Agreement entered into by Clean Harbors, Inc. (Buyer’s Affiliate) and Vertex Refining as of September 21, 2015) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of any Seller Party, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No such assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE LOCATED IN THE CITY OF WILMINGTON, COUNTY OF NEW CASTLE AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

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Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER PARTIES:

VERTEX ENERGY, INC.

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

VERTEX ENERGY OPERATING, LLC

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

VERTEX REFINING NV, LLC

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer

BUYER:

SAFETY-KLEEN SYSTEMS, INC.

By:	/s/ James M. Rutledge
Name:	James M. Rutledge
Title:	Executive Vice President

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Exhibit D – Property Description

The property located at the address commonly known as 22211 Bango Road, Fallon, NV 89406 and having a legal description as follows:

Parcels 1 and 2 as shown on the Parcel Map for Best Energy, LLC, filed in the office of the Churchill County Recorder on December 2, 2005, as File No. 377120, Official Records of Churchill County, Nevada.

Excepting therefrom all right, title, interest and estate in and to all mineral and metals of every kind and nature existing one hundred feet (100’) beneath the surface of, or within the property, including the right of access to and from the subsurface thereof as may be reasonably necessary for processing, mining, drilling, extracting, processing, utilizing, removing, selling and transporting the same and any of their by-products, by all-means and methods, provided, however, that no mining operations shall be conducted on the surface of the property or at any point within one hundred (100’) feet below the surface. The foregoing does not include sand, gravel, aggregates, decorative or building stone or materials, as reserved by Newmont Mining Corporation, a Delaware corporation in deed recorded September 27, 2002, as Document No. 346403.